[LOGO OMITTED]

                                                  FOR IMMEDIATE RELEASE

      For Further Information:
      Charles W. Federico                            Thomas Hein
      Group President & CEO                          CFO
      Orthofix International N.V.                    Orthofix International N.V.
      704.948.2600                                   704.948.2600


 Orthofix Announces Settlement of Government Investigation Regarding Off-Label
                   Use of Its External Bone Growth Stimulator

HUNTERSVILLE, N.C., Aug. 18, 2003 - Orthofix International (NASDAQ: OFIX) announced today that it has ended a two-year-long federal investigation of its billings to federal and state health care programs. By agreeing to pay approximately $1,700,000, Orthofix has settled allegations involving TriCare's (formerly CHAMPUS) payments to Orthofix for bone growth stimulators prescribed by physicians for patients undergoing surgery on the cervical spine. Orthofix will record the settlement charge as a one-time charge with an after-tax effect of approximately $1,100,000, or $0.07 per share in the third quarter. President and CEO Charles W. Federico stated that the Department of Justice also closed a related concurrent investigation of the company's billings to other federal health care programs, including Medicare and Medicaid, without taking further action.

Orthofix's bone growth stimulator products have been approved by the Food and Drug Administration (FDA) for use on the lower (lumbar) back for more than a decade. Due to the positive success rate of bone growth stimulators when used on the lower back, the treatment is commonly prescribed by surgeons "off-label" to promote healing following spinal surgery on the neck and cervical portion of the spine. The federal government contended that, unlike many commercial and other governmental insurance plans, TriCare coverage policies do not allow coverage for off-label uses of medical devices, even when the treating physician certifies that the device is an important factor in the success of the spinal surgery. TriCare is a federal health insurance plan in which many active-duty and retired uniformed service men and women and their families are enrolled.

CEO Federico said that Orthofix and its attorneys in the Washington, D.C., office of Mintz Levin disagreed with the government's interpretation of the law regarding coverage of off-label uses for the FDA-approved device, but decided to settle the matter in order to avoid the costs of protracted litigation and to maintain the company's good relationship with the government programs. Orthofix did not admit to any wrongdoing in connection with the settlement, which covered the years 1995 through 2002. "This settlement with the Department of Justice represents an excellent outcome for Orthofix and its shareholders," CEO Federico said. "With the investigation behind us, we can focus our attention and energy on operations and the development of new and innovative products."

Orthofix is expanding its line of Bone Growth Stimulation devices to include a device specifically designed for the treatment of the cervical spine. The company presently is seeking FDA approval for the Cervical-Stim(R) Cervical Fusion System. Orthofix initiated a prospective randomized multi-center clinical investigation of the Cervical-Stim(R) under an approved Investigational Device Exemption (IDE) in 1999. This clinical investigation has been concluded, and the data will be presented in the fourth and final module of its PMA application, which will be submitted to the FDA by the end of August 2003.


                                     (more)




                                                                        Page Two

Orthofix International N.V. is a leading provider of high-value, minimally invasive medical devices for the orthopedic and trauma markets. Its products include the Orthofix (R) external fixator for fractures and limb reconstruction; Spinal-Stim(R) Lite for the enhanced healing of spinal fusions; Physio-Stim(R) Lite for the healing of un-united fractures; the Orthotrac (TM) pneumatic vest for treatment of chronic low back pain; the OSCAR (R) ultrasonic bone cement removal system for hip revision procedures; the A-V Impulse System(R) for enhancing venous circulation; and the Orthofix(R) Tibial and Femoral Nails with their patented targeting system. For more information about the Company, please visit htttp://www.orthofix.com.


Certain of the matters discussed in this news release are `forward-looking statements' that involve risks and uncertainties, including, without limitation, the acceptance of new products in the market and the impact of competitive products and other risks and uncertainties. These are detailed from time to time in the Company's periodic reports (including its Annual Report on Form 10-K for the year ended December 31, 2002 and quarterly reports on Form 10-Q) and the Company's press releases.

                                    # # # # #